Exhibit 99.1

InsWeb Reports Second Quarter Results

SACRAMENTO, Calif., July 26, 2006 — InsWeb Corp. (Nasdaq: INSW) today announced results for the second quarter ended June 30, 2006.  Revenues for the second quarter were $7.5 million, compared to $6.6 million in the second quarter of 2005 and $7.7 million in the first quarter of 2006.  InsWeb reported net income for the second quarter of 2006 of approximately $247,000, or $0.06 per share.  This includes a gain of $2.0 million from the sale of InsWeb Insurance Services’ property and casualty agency book of business in April of 2006, as previously announced.

“We had a productive second quarter with total revenues increasing 14% over the same period last year, a result of increased consumer marketing activities, while the sale of our property and casualty book of business during the quarter bolstered our cash position ,” said Hussein Enan, chairman and CEO of InsWeb.  “Nevertheless, our results reflect the competitive online marketing environment and seasonality among web-based consumers, with greater marketing dollars required to sustain consumer traffic to InsWeb during the period.  Turning to our AgentInsider™ lead generation offering, we continued to grow the number of participating local personal lines insurance agents, with over 2,600 agents now actively purchasing consumer leads generated from InsWeb’s online marketplace.”

Financial Highlights and Metrics:

Revenues:

	June 30, 2006	Mar 31, 2006	June 30, 2005
Transaction fee revenues:
Auto insurance	$5,692,000	$5,998,000	$4,888,000
Term life insurance	1,267,000	1,321,000	1,569,000
Other insurance offerings	470,000	246,000	65,000
	7,429,000	7,565,000	6,522,000
Development and maintenance fees	88,000	90,000	82,000
Total revenues	$7,517,000	$7,655,000	$6,604,000

Direct Marketing
(Consumer Acquisition):

	June 30, 2006	Mar 31, 2006	June 30, 2005
Direct marketing costs	$5,158,000	$4,945,000	$3,505,000
Direct marketing as a percent of revenues	69%	65%	53%
Number of consumers	1,518,000	1,556,000	1,320,000
Marketing cost per consumer	$3.40	$3.18	$2.66
Total revenue per consumer	$4.95	$4.92	$5.00

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;
“Number of consumers”	Represents a consumer who has started an InsWeb application;
“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

Auto Marketplace:	June 30, 2006	Mar 31, 2006	June 30, 2005
Auto insurance revenues	$5,692,000	$5,998,000	$4,888,000
Number of consumers	1,378,000	1,424,000	1,203,000
Revenue per consumer	$4.13	$4.21	$4.06

A significant share of InsWeb’s auto marketplace revenues are derived from its two initiatives to sell consumer leads to local insurance agents, InsWeb’s internal program (AgentInsider) and a third party agent network. The success of AgentInsider will be dependent on the rate of registration and the degree of participation by local personal lines insurance agents throughout the country. At June 30, 2006, over 2,600 local insurance agents were purchasing leads, extending AgentInsider’s reach to 46% of the consumers who shop the InsWeb auto insurance marketplace. This is an increase from 2,100 agents purchasing consumer leads, which represented 39% of the auto insurance consumers at March 31, 2006.

Term Life Marketplace:

	June 30, 2006	Mar 31, 2006	June 30, 2005
Term life insurance revenues	$1,267,000	$1,321,000	$1,569,000
Number of consumers	68,000	87,000	84,000
Number of closed policies	1,451	1,436	1,382

Other Highlights

•                  Cash and short-term investments at June 30, 2006 were $8.1 million. This includes $1.8 million received from the sale during the quarter of the  property and casualty agency book of business owned by InsWeb’s insurance subsidiary;

•                  Accounts receivable at quarter end were $3.2 million, representing 38 days sales outstanding;

•                  Total staff was 127 as of June 30, 2006, compared to 120 as of March 31, 2006.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[  unaudited  ]

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Transactions	$7,429	$6,522	$14,994	$12,128
Development and maintenance fees	88	82	178	170
Total revenues	7,517	6,604	15,172	12,298

Operating expenses:
Direct marketing	5,158	3,505	10,103	6,661
Sales and marketing	1,967	1,783	4,031	3,329
Technology	1,216	1,417	2,469	2,789
General and administrative	1,074	1,071	2,250	2,203
Total operating expenses	9,415	7,776	18,853	14,982
Loss from operations	(1,898)	(1,172)	(3,681)	(2,684)
Interest income	101	96	193	188
Other income (expense), net	2,044	—	2,044	—
Net income (loss)	$247	($1,076)	($1,444)	($2,496)

Basic and diluted per share information:
Net income (loss)	$0.06	($0.27)	($0.35)	($0.57)

Weighted average shares used in computing net income (loss) per share — basic and diluted (1)	4,089	4,044	4,087	4,412

(1)             Shares used in the computation of net income (loss) per share of common stock are based on the weighted average number of shares outstanding in each period.  Shares used in the computation of diluted earnings per share for the three months ended June 30, 2006 are not significantly different than the number of shares used in the computation of basic earnings per share.

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]

	June 30, 2006	December 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$7,707	$9,073
Short-term investments	438	1,233
Total cash and short-term investments	8,145	10,306
Accounts receivable, net	3,236	2,297
Prepaid expenses and other current assets	724	545
Total current assets	12,105	13,148

Property and equipment	483	524
Other assets	337	346
Total assets	$12,925	$14,018

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,897	$2,655
Accrued expenses	2,999	3,094
Deferred revenue	171	128
Total current liabilities	6,067	5,877

Commitments and contingencies

Shareholders’ equity:
Common stock	7	7
Paid-in capital	203,219	203,059
Treasury stock	(6,334)	(6,334)
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(190,034)	(188,590)
Total shareholders’ equity	6,858	8,141
Total liabilities and shareholders’ equity	$12,925	$14,018